Rule 10f-3 Transactions




Fund Name:               	Small Company Growth Fund
Security Description:    	Evolent Heath, Inc.
Trade Date:              	08/09/17
Affiliated Principal
 Underwriter:            	WFS
Executing Broker:        	JP Morgan Securities LLC
Purchase Price:          	$19.850
Shares/Par:              	1,883,447
Underwriting Concession: 	4.250%

Fund Name:               	WF CORE BOND FUND
Security Description:    	DISCOVERY COMMUNICATIONS
Trade Date:              	09/07/17
Affiliated Principal
 Underwriter:            	WFS
Executing Broker:        	GOLDMAN SACHS
Purchase Price:          	$99.900
Shares/Par:              	1,085,000
Underwriting Concession: 	0.875%